Exhibit 99.1

N e w s  R e l e a s e

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

GLOBAL INCOME TRUST ACQUIRES FULLY LEASED DISTRIBUTION CENTER

IN JACKSONVILLE FOR $42.5 MILLION

-- Property is occupied by leading luggage company, located in prime location --

(ORLANDO, Fla.) Oct. 18, 2012 — Global Income Trust, Inc., a real estate investment trust (REIT) focused on generating income from a portfolio of global assets, has acquired an 817,632-square-foot distribution center in Jacksonville, Fla., for $42.5 million. The facility is 100 percent leased to Samsonite, LLC, a subsidiary of the world’s largest travel luggage company, Samsonite International, S.A.

The building, which is located on a 53-acre site, was built in 2008 and is leased through February 2018 with two five-year renewal options.

Samsonite Distribution Center in Jacksonville, Fla.

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“This acquisition aligns well with the REIT’s investment focus as the property is located in the robust Jacksonville market and is fully leased to a strong corporate tenant,” said Andy Hyltin, president of Global Income Trust. “We are excited to expand upon our industrial investment theme with this acquisition.”

The Class A industrial building, located on Yeager Road in the 1,500-acre Imeson International Industrial Park, serves as the primary North American distribution center for Samsonite. It is located 1.2 miles from Interstate 95 and has direct access to the Jacksonville Port Authority and Jacksonville International Airport, making it an ideal location for supply chain logistics operations.

Jacksonville is Florida’s most populous city and the 40th largest metropolitan statistical area in the United States. The city functions as Florida’s main entry point for goods being shipped from abroad.

The Samsonite facility joins other properties in Global Income Trust’s portfolio, including suburban office buildings, a distribution center in Texas and three value retail centers in Germany.

Financial advisors can contact the managing dealer of the REIT, CNL Securities, member FINRA/SIPC, at (866) 650-0650 (www.CNLSecurities.com).

Global Income Trust is advised by CNL Global Income Advisors, LLC, which is an affiliate of the REIT’s sponsor, CNL Financial Group.

About Global Income Trust

Global Income Trust, a non-traded real estate investment trust, is designed to create a global portfolio that offers investors access to attractive income-oriented properties around the world. For more information, visit www.IncomeTrust.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

Statement Regarding Forward Looking Information

The information above contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements, including but not limited to, the factors detailed in our prospectus dated April 27, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real

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estate values; risks associated with the limited amount of proceeds raised in our offering and as a result, the limited number of investments made; our failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; our ability to identify and close on suitable investments; failure to successfully manage growth or integrate acquired properties and operations; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; material adverse actions or omissions by any joint venture partners; consequences of our net operating losses; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; unknown liabilities of acquired properties or liabilities caused by property managers or operators; inaccuracies of our accounting estimates; risks associated with our tax structuring; failure to maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand.

Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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